UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 22, 2009

Dynamic Materials Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-8328	84-0608431
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5405 Spine Road

Boulder, Colorado  80301

(Address of Principal Executive Offices, Including Zip Code)

(303) 665-5700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry Into A Material Definitive Agreement.

On October 22, 2009, Dynamic Materials Corporation (the ‘Company”) and its lenders executed an amendment to the credit agreement dated November 16, 2007.  The syndicated credit agreement was amended, which amendment is effective as of October 21, 2009,  to revise the leverage ratios and fixed charge coverage ratios that the Company is required to satisfy on a quarterly basis throughout the term of the credit facility, which expires on November 16, 2012.  These revised ratios will ease the Company’s ability to comply with certain covenants of the credit agreement. The pricing grid applicable to drawn and undrawn amounts under the credit facility was also amended and will increase our going forward effective interest rate on outstanding borrowings by 1.5% per annum.  The foregoing description of the amendment is qualified in its entirety by reference to the amendment, a copy of which is included as Exhibit 10.1 hereto.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

10.1

Fourth Amendment to Credit Agreement effective as of October 21, 2009, by and among the Company, Dynamic Materials Luxembourg 2 Sàrl, the guarantors party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent for the revolving loan and the term loan, and J.P. Morgan Europe Limited, as administrative agent for the euro term loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC MATERIALS CORPORATION

Dated: October 27, 2009	By:	/s/ Richard A. Santa
Richard A. Santa
Senior Vice President and Chief Financial
Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1

Fourth Amendment to Credit Agreement effective as of October 21, 2009, by and among the Company, Dynamic Materials Luxembourg 2 Sàrl, the guarantors party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent for the revolving loan and the term loan, and J.P. Morgan Europe Limited, as administrative agent for the euro term loan.